As filed with the Securities and Exchange Commission on May 11, 2010

Registration No. 333-141272

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SWITCH & DATA FACILITIES COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	59-3641081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1715 North Westshore Boulevard,

Suite 650, Tampa, Florida 33607

(Address of Principal Executive Offices)

SWITCH & DATA 2007 STOCK INCENTIVE PLAN

(Full Titles of the Plan(s))

Brandi Galvin Morandi, Esq.

General Counsel and Secretary

Switch & Data Facilities Company, Inc.

1715 North Westshore Boulevard, Suite 650

Tampa, Florida 33607

(Name and Address of Agent for Service)

(650) 513-7000

(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Alan F. Denenberg

Mischa Travers

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

(650) 752-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-141272) previously filed by Switch & Data Facilities Company, Inc., a Delaware corporation (“Switch and Data”), on March 14, 2007 with the Securities and Exchange Commission (the “Registration Statement”), pertaining to the registration of the offering by Switch and Data of 5,132,542 shares (the “Shares”) of Switch and Data common stock.

On April 30, 2010, pursuant to the terms of the Agreement and Plan of Merger dated as of October 21, 2009 and as amended on March 20, 2010 (the “Merger Agreement”), among Equinix, Inc., a Delaware corporation (“Equinix”), Switch and Data and Sundance Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Equinix (“Merger Sub”), Switch and Data merged with and into Merger Sub, with Switch and Data continuing as the surviving corporation and a wholly-owned subsidiary of Equinix.

Accordingly, Switch and Data has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Switch and Data in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Switch and Data hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Switch & Data Facilities Company, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Foster City, State of California on this 11th day of May, 2010.

Switch & Data Facilities Company, Inc.

By:	/s/ STEPHEN M. SMITH
Name:	Stephen M. Smith
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN M. SMITH Stephen M. Smith	Chief Executive Officer, President and Director (Principal Executive Officer)	May 11, 2010

/s/ KEITH D. TAYLOR Keith D. Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	May 11, 2010